------
FORM 4
------

                                 U.S. SECURITIES AND EXCHANGE COMMISSION
                                          Washington, DC 20549

                               STATEMENT OF CHANGES IN BENEFICIAL OWNERSHIP
[ ] Check box if no
    longer subject to         Filed pursuant to Section 16(a) of the Securities
    Section 16. Form 4            Exchange Act of 1934, Section 17(a) of the
    or Form 5 obligations         Public Utility Holding Company Act of 1934
    may continue. See              or Section 30(f) of the Investment Company
    Instruction 1(b).                           Act of 1940

------------------------------------------------------------------------------------------------------------------------------------
| 1. Name and Address of Reporting Person*   | 2. Issuer Name and Ticker or Trading Symbol  |6. Relationship of Reporting Person to|
| Gleason          John               S.     | Kellstrom Industries, Inc. (KELL)            |     Issuer (Check all applicable)    |
|--------------------------------------------|----------------------------------------------|                                      |
| (Last)          (First)          (Middle)  | 3. IRS Number of        | 4.  Statement for  |  [ ] Director      [ ] 10% Owner     |
|                                            |    Reporting Person     |     Month/Year     |  [X] Officer (give [ ] Other (specify|
|                                            |    (Voluntary)          |                    |      title below)      below)        |
|  c/o Kellstrom Industries, Inc.            |                         | May and June 1999  |                                      |
|  1100 International Parkway                |                         |                    |Executive Vice President and Treasurer|
|--------------------------------------------|                         |--------------------|--------------------------------------|
|                (Street)                    |                         | 5. If Amendment,   |7. Individual or Joint/Group Filing   |
|                                            |                         |    Date of Original|   (Check applicable line)            |
|                                            |                         |    (Month/Year)    |   [X] Form Filed by One              |
| Sunrise            FL              33323   |                         |                    |       Reporting Person               |
|--------------------------------------------|----------------------------------------------|   [ ] Form Filed by More Than        |
| (City)           (State)           (Zip)   |                                              |       One Reporting Person           |
|                                            |                                              |                                      |
|----------------------------------------------------------------------------------------------------------------------------------|
|                        TABLE 1 -- NON-DERIVATIVE SECURITIES ACQUIRED, DISPOSED OF, OR BENEFICIALLY OWNED                         |
|----------------------------------------------------------------------------------------------------------------------------------|
|1. Title of Security |2. Transaction   |3. Transac-   |4. Securities Acquired (A)   | 5. Amount of Se-   |6. Owner-    |7. Nature |
|   (Instr. 3)        |   Date          |   tion Code  |   or Disposed of (D)        |    curities Benefi-|   ship      |   of In- |
|                     |   (Month/Day/   |   (Instr. 8) |   (Instr. 3, 4 and 5)       |    cially Owned at |   Form:     |   direct |
|                     |   Year)         |              |                             |    End of Month    |   Direct    |   Benefi-|
|                     |                 |              |                             |    (Instr. 3 and 4)|   (D) or    |   cial   |
|                     |                 |--------------|-----------------------------|                    |   Indirect  |   Owner- |
|                     |                 | Code  |  V   |  Amount  | (A) or|   Price  |                    |   (I)       |   ship   |
|                     |                 |       |      |          | (D)   |          |                    |   (Instr. 4)|   (Instr.|
|                     |                 |       |      |          |       |          |                    |             |   4)     |
|---------------------|-----------------|-------|------|----------|-------|----------|--------------------|-------------|----------|
| Common Stock        | 05/05/99        |   M   |  --  |   30,000 |   A   | $5.00/sh.|      16,200        |      D      |   N/A    |
|---------------------|-----------------|-------|------|----------|-------|----------|--------------------|-------------|----------|
| Common Stock        | 05/05/99        |   M   |  --  |   33,333 |   A   | $7.63/sh.|      16,200        |      D      |   N/A    |
|---------------------|-----------------|-------|------|----------|-------|----------|--------------------|-------------|----------|
| Common Stock        | 05/06/99        |   S   |  --  |   25,000 |   D   |$20.00/sh.|      16,200        |      --     |   N/A    |
|---------------------|-----------------|-------|------|----------|-------|----------|--------------------|-------------|----------|
| Common Stock        | 05/07/99        |   S   |  --  |    5,000 |   D   |$20.07/sh.|      16,200        |      --     |   N/A    |
|---------------------|-----------------|-------|------|----------|-------|----------|--------------------|-------------|----------|
| Common Stock        | 05/10/99        |   S   |  --  |    2,000 |   D   |$20.00/sh.|      16,200        |      --     |   N/A    |
|---------------------|-----------------|-------|------|----------|-------|----------|--------------------|-------------|----------|
| Common Stock        | 05/12/99        |   S   |  --  |    6,000 |   D   |$18.51/sh.|      16,200        |      --     |   N/A    |
|---------------------|-----------------|-------|------|----------|-------|----------|--------------------|-------------|----------|
| Common Stock        | 05/14/99        |   S   |  --  |      200 |   D   |$18.38/sh.|      16,200        |      --     |   N/A    |
|---------------------|-----------------|-------|------|----------|-------|----------|--------------------|-------------|----------|
| Common Stock        | 05/14/99        |   S   |  --  |      500 |   D   |$18.06/sh.|      16,200        |      --     |   N/A    |
|---------------------|-----------------|-------|------|----------|-------|----------|--------------------|-------------|----------|
| Common Stock        | 05/17/99        |   S   |  --  |    8,133 |   D   |$17.95/sh.|      16,200        |      --     |   N/A    |
|---------------------|-----------------|-------|------|----------|-------|----------|--------------------|-------------|----------|
| Common Stock        | 05/18/99        |   S   |  --  |   16,500 |   D   |$18.77/sh.|      16,200        |      --     |   N/A    |
|---------------------|-----------------|-------|------|----------|-------|----------|--------------------|-------------|----------|
| Common Stock        | 06/05/99        |   M   |  --  |   56,667 |   A   | $8.38/sh.|      16,200        |      D      |   N/A    |
|---------------------|-----------------|-------|------|----------|-------|----------|--------------------|-------------|----------|
| Common Stock        | 06/07/99        |   S   |  --  |   16,267 |   D   |$18.81/sh.|      16,200        |      --     |   N/A    |
|---------------------|-----------------|-------|------|----------|-------|----------|--------------------|-------------|----------|
| Common Stock        | 06/08/99        |   S   |  --  |   14,000 |   D   |$18.51/sh.|      16,200        |      --     |   N/A    |
|---------------------|-----------------|-------|------|----------|-------|----------|--------------------|-------------|----------|
| Common Stock        | 06/09/99        |   S   |  --  |   26,400 |   D   |$18.38/sh.|      16,200        |      --     |   N/A    |
------------------------------------------------------------------------------------------------------------------------------------

* If the Form is filed by more than one Reporting Person, see Instruction 4(b)(v).
  Reminder: Report on a separate line for each class of securities beneficially owned directly or indirectly.

                                                      (Print or Type Response)                                                  over



FORM 4 (CONTINUED)        TABLE II -- DERIVATIVE SECURITIES ACQUIRED, DISPOSED OF, OR BENEFICIALLY OWNED
                                  (E.G., PUTS, CALLS, WARRANTS, OPTIONS, CONVERTIBLE SECURITIES)

------------------------------------------------------------------------------------------------------------------------------------
|1. Title of Derivative |  2. Conver-  |3. Trans- |4. Trans- |5. Number of    | 6. Date Exer-   |7. Title and Amount |8. Price     |
|   Security            |     sion or  |   action |   action |   Derivative   |    cisable and  |   of Underlying    |   of        |
|   (Instr. 3)          |     Exercise |   Date   |   Code   |   Securities   |    Expiration   |   Securities       |   Deriv-    |
|                       |     Price of |   (Month/|   (Instr.|   Acquired (A) |    Date         |   (Instr. 3 and 4) |   ative     |
|                       |     Deriv-   |   Day/   |   8)     |   or Disposed  |    (Month/Day/  |                    |   Secur-    |
|                       |     ative    |   Year)  |          |   or (D)       |    Year)        |                    |   ity       |
|                       |     Security |          |          |   (Instr. 3,   |                 |                    |   (Instr. 5)|
|                       |              |          |          |   4, and 5)    |-----------------|--------------------|             |
|                       |              |          |          |                | Date   |Expira- |        |  Amount or|             |
|                       |              |          |----------|----------------| Exer-  |tion    | Title  |  Number of|             |
|                       |              |          | Code| V  |  (A)  |  (D)   | cisable|Date    |        |  Shares   |             |
|-----------------------|--------------|----------|-----|----|-------|--------|--------|--------|--------|-----------|-------------|
|Employee Stock Options |   $ 5.00/sh. | 05/05/99 |  M  | -- |  --   | 30,000 |   (1)  |09/07/05|Common  | 30,000 sh.|      --     |
|(Right to buy)         |              |          |     |    |       |        |        |        | Stock  |           |             |
|-----------------------|--------------|----------|-----|----|-------|--------|--------|--------|--------|-----------|-------------|
|Employee Stock Options |   $ 7.63/sh. | 05/05/99 |  M  | -- |  --   | 33,333 |   (2)  |09/19/06|Common  | 33,333 sh.|      --     |
|(Right to buy)         |              |          |     |    |       |        |        |        | Stock  |           |             |
|-----------------------|--------------|----------|-----|----|-------|--------|--------|--------|--------|-----------|-------------|
|Employee Stock Options |   $ 8.38/sh. | 06/05/99 |  M  | -- |  --   | 56,667 |   (3)  |07/01/05|Common  | 56,667 sh.|      --     |
|(Right to buy)         |              |          |     |    |       |        |        |        | Stock  |           |             |
|-----------------------|--------------|----------|-----|----|-------|--------|--------|--------|--------|-----------|-------------|
|Employee Stock Options |   $10.125/sh.|    --    |  -- | -- |  --   |   --   |   (4)  |10/08/08|Common  | 65,000 sh.|      --     |
|(Right to buy)         |              |          |     |    |       |        |        |        | Stock  |           |             |
|-----------------------|--------------|----------|-----|----|-------|--------|--------|--------|--------|-----------|-------------|
|Employee Stock Options |   $10.125/sh.|    --    |  -- | -- |  --   |   --   |   (5)  |10/08/08|Common  | 50,000 sh.|      --     |
|(Right to buy)         |              |          |     |    |       |        |        |        | Stock  |           |             |
|-----------------------|--------------|----------|-----|----|-------|--------|--------|--------|--------|-----------|-------------|
|                       |              |          |     |    |       |        |        |        |        |           |             |
|-----------------------|--------------|----------|-----|----|-------|--------|--------|--------|--------|-----------|-------------|
|                       |              |          |     |    |       |        |        |        |        |           |             |
|-----------------------|--------------|----------|-----|----|-------|--------|--------|--------|--------|-----------|-------------|
|                       |              |          |     |    |       |        |        |        |        |           |             |
------------------------------------------------------------------------------------------------------------------------------------


------------------------------------------------------------------------------
|   9.  Number of     |      10. Ownership            |   11. Nature of      |
|       Derivative    |          Form of              |       Indirect       |
|       Securities    |          Derivative           |       Beneficial     |
|       Beneficially  |          Security:            |       Ownership      |
|       Owned at End  |          Direct (D)           |       (Instr. 4)     |
|       of Month      |          or Indirect (I)      |                      |
|       (Instr. 4)    |          (Instr. 4)           |                      |
|                     |                               |                      |
|---------------------|-------------------------------|----------------------|
|         -0-         |             D                 |         N/A          |
|---------------------|-------------------------------|----------------------|
|       16,667        |             D                 |         N/A          |
|---------------------|-------------------------------|----------------------|
|       43,333        |             D                 |         N/A          |
|---------------------|-------------------------------|----------------------|
|       65,000        |             D                 |         N/A          |
|---------------------|-------------------------------|----------------------|
|       50,000        |             D                 |         N/A          |
|---------------------|-------------------------------|----------------------|
|                     |                               |                      |
|---------------------|-------------------------------|----------------------|
|                     |                               |                      |
------------------------------------------------------------------------------
Explanation of Responses:

(1)  These Employee Stock Options were acquired 09/07/95 and vest in three equal installments on 09/07/96, 09/07/97 and 09/07/98.
(2)  These Employee Stock Options were acquired 09/19/96 and vest in three equal installments on 09/19/97, 09/19/98 and 09/19/99.
(3)  These Employee Stock Options were acquired 01/02/97 and vest in three equal installments on 07/01/96, 07/01/97 and 07/01/98.
(4)  These Employee Stock Options were acquired 10/08/98 and vest in three equal installments on 04/27/99, 10/27/00 and 04/27/02.
(5)  These Employee Stock Options were acquired 10/08/98 and vest in three equal installments on 12/19/99, 06/19/01 and 12/19/02.

    **Intentional misstatements or omissions of facts constitute Federal Criminal      /s/ John S. Gleason               06/10/99
    Violations. See 18 U.S.C. 1001 and 15 U.S.C. 78ff(a).                             --------------------------------   ----------
                                                                                      Signature of Reporting Person      Date
                                                                                      John S. Gleason
Note. File three copies of this form, one of which must be manually signed.                                              Page 2
      If space provided is insufficient, see Instruction 6 for procedure.
